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EXHIBIT 4.1

Citibank, N.A. 333 West 34th Street, 2nd Floor New York, NY 10001

CONFIRMATION

Date:	June 3, 2002
To:	Mandalay Resort Group ("Counterparty")
Attention:	Les Martin
Fax Number:	702-632-6822
From:	Citibank, N.A., New York ("Citibank")
Fax No:	212-615-8985
Transaction Reference Number:	28114

        The purpose of this communication is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the "Transaction") between Citibank, N.A., New York ("Citibank") and Mandalay Resort Group ("Counterparty"). This communication constitutes a "Confirmation" as referred to in the Agreement specified below.

        This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use our best efforts promptly to negotiate, execute and deliver a Master Agreement (Multicurrency-Cross Border) in the form published by the International Swaps and Derivatives Association, Inc. ("ISDA"), with such modifications as you and we shall in good faith agree. Upon the execution by you and us of such Master Agreement (the "Agreement"), this Confirmation will supplement, form a part of, and be subject to the Agreement. A copy of the Agreement has been, or promptly after the date hereof will be, delivered to you.

        If the Counterparty fails to execute and deliver or to negotiate in good faith the Agreement within 90 days of the Trade Date, Citibank may give the Counterparty notice that an Additional Termination Event has occurred and is continuing with respect to the Counterparty, in which event the Counterparty will be the only Affected Party.

        Prior to execution of the Agreement the provisions of the Master Agreement (Multicurrency-Cross Border), in the form published by ISDA, are incorporated by reference herein and form a part of this Confirmation and, further, this Confirmation (together with all other Confirmations of Transactions previously entered into between us, notwithstanding anything to the contrary therein) shall be deemed to be subject to the terms of the Agreement, as if, on the Trade Date of the first such Transaction between us, you and we had executed the Agreement (without any Schedule thereto).

        The definitions and provisions contained in the 2000 ISDA Definitions (as published by ISDA) are incorporated by reference into this Confirmation.

        This Confirmation and the ISDA Agreement will be governed by the laws of the State of New York.

        Unless otherwise specified in a Confirmation, the Calculation Agent for all Transactions will be Citibank.

        1.    In the event of any inconsistency between this Confirmation and the 2000 ISDA Definitions or the Agreement, this Confirmation will control for the purpose of the Transaction to which this Confirmation relates.

        2.    Each party will make each payment specified in this Confirmation as being payable by it, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in the manner customary for payments in the required currency.

        3.    The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD 275,000,000.00
Trade Date:	June 3, 2002
Effective Date:	June 6, 2002
Termination Date:	December 1, 2005, subject to adjustment in accordance with the Modified Following Business Day Convention.
Fixed Amounts:
Fixed Rate Payer:	Citibank
Fixed Rate Payer Period End Dates:	Semi-annually, on the 1st day of June and December in each year commencing December 1, 2002 to and including the Termination Date, with No Adjustment.
Fixed Rate Payer Payment Dates:
Semi-annually, on the 1st day of June and December in each year commencing December 1, 2002 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Fixed Rate:	9.25 percent
Fixed Rate Day Count Fraction:	30/360
Floating Amounts:
Floating Rate Payer:	Counterparty
Floating Rate Payer Payment Dates:
Semi-annually, on the 1st day of June and December in each year commencing December 1, 2002 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Rate for Initial Calculation Period:	To be determined two London Banking Days prior to the initial Floating Rate Payer Payment Date.
Floating Rate Option:	USD-LIBOR-BBA set in arrears
Designated Maturity:	6 Months
Spread:	Plus 4.31 percent
Floating Rate Payer Day Count Fraction:	Actual/360
Reset Dates:	The last day of each Floating Rate Payer Calculation Period
Compounding:	Inapplicable

Business Days:	New York and London
Calculation Agent:	Citibank, N.A. New York

        4a.    Early Termination:

Optional Early Termination:	Applicable
Option Style:	American
Optional Early Termination Date:
Any Business Day from and including the Commencement Date through and including the Expiration Date, subject to adjustment in accordance with the Modified Following Business Day Convention, provided that, the Buyer must notify the Seller of the date of such Business Day (the "Optional Early Termination Date") at least nine (9) Business Days prior to such Optional Early Termination Date.

(i) If the Optional Early Termination Date is on or after the Commencement Date through but excluding December 1, 2003 the Buyer shall pay the Seller an amount equal to the Notional Amount multiplied by 4.625 percent

(ii) If the Optional Early Termination Date is on or after December 1, 2003 through but excluding December 1, 2004 the Buyer shall pay the Seller an amount equal to the Notional Amount multiplied by 2.313 percent
(iii) If the Optional Early Termination Date is on or after December 1, 2004 through and including the Expiration Date the Buyer shall pay the Seller zero.
Seller:	Counterparty
Buyer:	Citibank
Business Days for Payment:	New York and London
Exercise Business Days:	New York

        4b.    Procedure for Exercise:

Commencement Date:	December 1, 2002, subject to adjustment in accordance with the Modified Following Business Day Convention.
Exercise Dates:	The Optional Early Termination Date.

Expiration Date:	December 1, 2005, subject to adjustment in accordance with the Modified Following Business Day Convention.
Earliest Exercise Time:	9:00 a.m., New York time
Expiration Time:	12:00 noon, New York time
Multiple Exercise:	Inapplicable

        4c.    Settlement Terms:

Cash Settlement:	Inapplicable

        4d.    Special Provision upon an Optional Early Termination:

When the Buyer notifies Seller of its election of an Optional Early Termination of the Transaction, the six month USD-LIBOR-BBA set in arrears shall be the projected forward six month USD-LIBOR-BBA from the next Reset Date as determined by the Calculation Agent, for purposes of calculating accrued but unpaid interest on the Transaction. The accrued portion of the Fixed Amount and Floating Amount otherwise due and payable on the Fixed Rate Payer Payment Date and Floating Rate Payer Payment Date next following the Optional Early Termination Date shall be paid by the applicable party to the other party.

        5.    Additional Provisions:

        In connection with this Confirmation, the Transaction to which this Confirmation relates and any other documentation relating to the Agreement, each party to this Confirmation represents and acknowledges to the other party that:

    (i)    it is not relying on any advice, statements or recommendations (whether written or oral) of the other party regarding such Transaction, other than the written representations expressly made by that other party in the Agreement and in this Confirmation in respect of such Transaction;

    (ii)    it has the capacity to evaluate (internally or through independent professional advice) such Transaction (including decisions regarding the appropriateness or suitability of such Transaction) and has made its own decision to enter into such Transaction;

    (iii)    it understands the terms, conditions and risks of such Transaction and is willing to accept those terms and conditions and to assume (financially and otherwise) those risks;

    (iv)    it is entering into such Transaction as principal and not as an agent for any other party;

    (v)    it acknowledges and agrees that the other party is not acting as a fiduciary or advisor to it in connection with such Transaction; and

    (vi)    it is entering into this Transaction for the purpose of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business, and not for purposes of speculations.

        6.    Account Details:

Payments to Citibank:	Account for payments: Citibank, N.A. New York ABA # 021000089 Account No. 00167679 Financial Futures Reference Swap 28114
Payments to Counterparty:	To be advised

        Counterparty hereby agrees (a) to check this Confirmation (Reference No.: 28114) carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between Citibank, N.A. New York and Counterparty with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing the other information requested herein and immediately returning an executed copy to Facsimile No. 212-615-8985

Very truly yours,
CITIBANK, N.A. NEW YORK
By:	/s/ NANCY LING MANAGER

Agreed and Accepted By:
Mandalay Resort Group
By:	/s/ GLENN SCHAEFFER
Name:	GLENN SCHAEFFER
Title:	PRESIDENT AND CHIEF FINANCIAL OFFICER

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  EXHIBIT 4.1